Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 27, 2016

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR

FIRST QUARTER OF 2016

BILOXI, MS (April 27, 2016 )—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $76,000 for the first quarter of 2016, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Provision for loan losses during the first quarter of 2016 decreased to $113,000 compared to $986,000 for the same period last year. The allowance for loan losses as a percentage of total loans was 2.24% as of March 31, 2016 as compared to 2.69% as of March 31, 2015.

As of March 31, 2016, Other Real Estate (“ORE”) was $9,840,000 compared to $12,297,000 as of March 31, 2015. Write downs in the value of existing ORE properties were $355,000 for the first quarter of 2016 compared to $411,000 for the first quarter of 2015. These write downs in 2016 are related to five real estate properties currently under contract which are anticipated to close by the end of the third quarter of 2016. The company’s ORE inventory is projected to decrease by approximately $1,500,000 as a result of these real estate sales.

“We are pleased with our continued asset quality progress,” said Swetman. “On April 13th we commemorated our 120th anniversary and we are confident 2016 will be a positive year toward enhancing our long-term financial prosperity,” he added.

Earnings per weighted average share for first quarter of 2016 was $0.01, compared to a loss of $0.22 per weighted average share in the first quarter of 2015. Per share figures are based on weighted average common shares outstanding of 5,123,186 for the three-month periods ended March 31, 2016 and March 31, 2015.

The Company’s primary capital ratio decreased to 14.85% as of March 31, 2016, compared to 15.06% at the end of the same period in 2015.

Founded in 1896, with $700 million in assets as of March 31, 2016, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

Three Months Ended March 31,	2016	2015
Net interest income	$4,538	$4,755
Provision for loan losses	113	986
Non-interest income	1,643	1,941
Non-interest expense	5,992	6,861
Net income (loss)	76	(1,151)
Earnings (loss) per share	.01	(.22)

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

Three Months Ended March 31,	2016	2015
Allowance for loan losses, beginning of period	$8,070	$9,206
Recoveries	44	57
Charge-offs	(663)	(264)
Provision for loan losses	113	986

Allowance for loan losses, end of period	$7,564	$9,985

PERFORMANCE RATIOS

March 31,	2016	2015
Return on average assets	.04%	(.65%)
Return on average equity	.33%	(4.81%)
Net interest margin	3.12%	3.20%
Efficiency ratio	99%	120%

BALANCE SHEET SUMMARY

March 31,	2016	2015
Total assets	$700,237	$724,971
Loans	337,911	371,591
Securities	243,982	249,963
Other real estate (ORE)	9,840	12,297
Total deposits	581,235	561,692
Shareholders’ equity	93,156	96,402
Book value per share	18.18	18.82
Weighted average shares	5,123,186	5,123,186

PERIOD END DATA

March 31,	2016	2015
Allowance for loan losses as a percentage of loans	2.24%	2.69%
Loans past due 90 days and still accruing	179	297
Nonaccrual loans	15,448	30,168
Primary capital	14.85%	15.06%